Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Strong Fourth Quarter and Full Year Results

•                  Net sales in 4Q10 of $748 million and FY2010 of $2.9 billion, both periods up 11%

•                  Same store sales growth in 4Q10 and FY2010; 5.3% and 4.6% respectively

•                  4Q10 net earnings of $42 million; up 56% vs. 4Q09 GAAP net earnings and up 69% vs. 4Q09 adjusted net earnings

•                  4Q10 diluted earnings per share of $0.23; up 53% over 4Q09 GAAP diluted earnings per share of $0.15 and up 64% over 4Q09 diluted adjusted earnings per share of $0.14

•                  FY2010 GAAP net earnings of $144 million, up 45% over FY2009

•                  FY2010 adjusted net earnings of $142 million, up 48% over FY2009

•                  FY2010 GAAP and adjusted diluted earnings per share of $0.78 and $0.77(1), respectively

•                  Paid down $125 million in long-term debt during FY2010

DENTON, Texas, November 18, 2010 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for the fourth quarter and fiscal year ended September 30, 2010.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Sally Beauty Holdings delivered outstanding results across the businesses in fiscal year 2010,” stated Gary Winterhalter, President and Chief Executive Officer. “For the fiscal year, consolidated sales were up 10.6%, bolstered by same store sales growth of 4.6%.  Net earnings grew by 45% over the prior year and adjusted EBITDA reached $405 million. We executed on all of our strategic objectives, including the addition of 145 stores, gross margin expansion of 100 basis points, and a reduction in our long-term debt by $125 million.  Looking ahead to fiscal year 2011, we anticipate another year of growth and strong performance.”

FISCAL 2010 FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2010 fourth quarter, consolidated net sales were $747.8 million, an increase of 10.6% from the fiscal 2009 fourth quarter.  This fiscal 2010 fourth quarter sales increase is attributed to same stores sales growth, acquisitions and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2010 fourth quarter was $4.0 million or 0.6% of sales on a consolidated basis.  Consolidated same store sales growth in the fiscal 2010 fourth quarter was 5.3% compared to 2.4% in the fiscal 2009 fourth quarter.

Consolidated net sales for fiscal year 2010 were $2.9 billion, an increase of 10.6% from fiscal year 2009, and include a positive impact from foreign currency exchange of $17.2 million, or 0.7% of sales.  Fiscal 2010 sales increased primarily due to same stores sales growth, acquisitions and the addition of new stores.  Consolidated same store sales growth in fiscal year 2010 was 4.6% compared to 1.8% in fiscal year 2009.

(1)         Interest rate swap agreements, with a notional amount of $350 million, expired on November 24, 2009 and did not qualify for hedge accounting treatment.  The Company accounted for these interest rate swap transactions on a marked-to-market basis, whereby changes in the fair value increased or decreased interest expense. The Company reported changes in fair value as an adjustment to net earnings and earnings per share, both non-GAAP measures.

Gross Profit:  Consolidated gross profit for the fiscal 2010 fourth quarter was $366.0 million, an increase of 14.4% over gross profit of $319.8 million for the fiscal 2009 fourth quarter.  Gross profit as a percentage of sales was 48.9%, a 160 basis point improvement from the fiscal 2009 fourth quarter.

For fiscal 2010, consolidated gross profit was $1.4 billion, an increase of 13.0% over fiscal 2009 gross profit.  Gross profit as a percentage of sales was 48.2%, a 100 basis point improvement from fiscal year 2009.

Gross profit margin improved in the fiscal 2010 fourth quarter and full year due to gross profit margin expansion in both business segments driven by improved product and customer mix, low cost sourcing, and improvement in Sally Beauty Supply’s International businesses.

Selling, General and Administrative Expenses:  For the fiscal 2010 fourth quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $258.5 million, or 34.6% of sales, a 40 basis point increase from the fiscal 2009 fourth quarter metric of 34.2% of sales and total SG&A expenses of $231.5 million.  Fiscal 2010 fourth quarter SG&A expenses increased $27.0 million primarily due to continued investments associated with the Company’s loyalty programs, international expansion and share-based compensation. In addition, expenses associated with the opening of new stores and acquisitions such as rent, occupancy, and payroll expenses contributed to the year over year expense increase.

For fiscal year 2010, SG&A expenses, including unallocated corporate expenses and share-based compensation, were $1.0 billion, or 34.7% of sales, a 60 basis point increase from fiscal year 2009 metric of 34.1% of sales and total SG&A expenses of $899.4 million. Fiscal year 2010 SG&A expenses increased $112.9 million due to the continued investments in the Company’s loyalty programs; costs associated with the opening of new stores and acquisitions, share-based compensation and restored pay increases that were suspended for executives during the first half of fiscal year 2009.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2010 fourth quarter was $27.8 million, down $1.5 million from the fiscal 2009 fourth quarter of $29.3 million.  The fiscal 2009 fourth quarter interest expense included $3.6 million of non-cash interest credit for the marked-to-market change in fair value for certain interest rate swap transactions.

For fiscal year 2010, interest expense, net of interest income was $113.0 million and included $2.4 million of non-cash interest credit related to the Company’s interest rate swap transactions.  Fiscal year 2009 interest expense was $132.0 million and included $5.3 million of non-cash interest credit for the marked-to-market change in fair value for interest rate swap transactions.

Provision for Income Taxes:  Income taxes were $23.6 million for the fiscal 2010 fourth quarter versus $19.8 million in the fiscal 2009 fourth quarter.

For fiscal year 2010, income taxes were $84.1 million versus $65.7 million in fiscal 2009.  The Company’s effective tax rate for fiscal year 2010 was 36.9% compared to 39.9% for fiscal 2009.  In fiscal year 2011, the effective tax rate is expected to be approximately 38.0%.

Net Earnings and Diluted Net Earnings Per Share (EPS) (2):  Net earnings(1) in the fiscal 2010 fourth quarter were $42.0 million; growth of 55.8% over GAAP net earnings of $27.0 million in the fiscal 2009 fourth quarter and growth of 69.3% over adjusted net earnings of $24.8 million in the fiscal 2009 fourth quarter.  Diluted earnings per share (1) in the fiscal 2010 fourth quarter were $0.23; growth of 53.3% over GAAP diluted earnings per share of $0.15 and growth of 64.3% over adjusted diluted earnings per share of $0.14 in the fiscal 2009 fourth quarter.

For fiscal year 2010, GAAP net earnings grew 45.1% to $143.8 million or $0.78 per diluted earnings per share over GAAP net earnings of $99.1 million, or $0.54 per diluted earnings per share.  For fiscal year 2010, adjusted net earnings grew 48.4% to $142.4 million, or $0.77 per diluted earnings per share, after adjusting for $1.5 million in after-tax non-cash interest credit from marked-to-market changes in the fair value of the Company’s interest rate swaps.  For the 2009 fiscal year, adjusted net earnings were $95.9 million, or $0.52 per share, and exclude a $3.2 million after-tax non-cash interest credit related to the interest rate swaps.

Adjusted (Non-GAAP) EBITDA(2):  Adjusted EBITDA for the fiscal 2010 fourth quarter was $110.5 million an increase of 22.5% from $90.1 million for the fiscal 2009 fourth quarter.

Fiscal year 2010 Adjusted EBITDA was $404.9 million, an increase of 14.9% from $352.5 million in fiscal 2009.

(2)A detailed table reconciling 2010 and 2009 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2010, were $59.5 million.  The Company’s asset-based loan (ABL) revolving credit facility ended fiscal year 2010 with a zero balance.  Borrowing capacity on the ABL facility was approximately $341.8 million at the end of fiscal year 2010.  In fiscal year 2010, the Company reduced long term debt by $125.0 million, including a $20.0 million reduction of its senior term ‘B’ loans during the fiscal 2010 fourth quarter.  The Company’s debt, excluding capital leases, totaled $1.56 billion as of September 30, 2010.  Net cash provided by operating activities for fiscal year 2010 was $217.2 million.

For the full year ended September 30, 2010, the Company’s capital expenditures totaled $48.7 million.  Capital expenditures for fiscal year 2011 are projected to be in the range of $50 million to $55 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $45.4 million to $387.1 million at September 30, 2010 compared to $341.7 million at September 30, 2009. The ratio of current assets to current liabilities was 1.95 to 1.00 at September 30, 2010 compared to 1.91 to 1.00 at September 30, 2009.

Inventory as of September 30, 2010 was $604.4 million, an increase of $44.7 million or growth of 8% from September 30, 2009 inventory.  This increase is primarily due to sales growth from existing stores, and additional inventory from new store openings and acquisitions.

In November 2010, Sally Holdings entered into a new agreement with lenders to replace its ABL facility with a new $400 million, 5-year credit facility (the “new ABL facility”). The new ABL facility contains restrictions and limitations similar to those contained in the prior ABL facility and, similar to the prior ABL facility, borrowings under the new ABL facility are secured by substantially all of our domestic assets. The terms of the new ABL facility include interest rates at Prime plus 1.25% to 1.75% or LIBOR plus 2.25% to 2.75% and a commitment fee of 0.50% on the unused portion of the facility.

Business Segment Results:

Sally Beauty Supply

Fiscal 2010 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $475.3 million, up 8.5% from $438.0 million in the fiscal 2009 fourth quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $5.1 million, or 1.2% of sales.

•                  Same store sales growth of 4.7% versus 3.1% in the fiscal 2009 fourth quarter.

•                  Gross margin of 53.8%, a 210 basis point improvement from 51.7% in the fiscal 2009 fourth quarter.

•                  Segment earnings of $84.7 million, up 18.5% from $71.5 million in the fiscal 2009 fourth quarter.

•                  Segment operating margins increased to 17.8% of sales from 16.3% in the fiscal 2009 fourth quarter.

Sales growth in the fiscal 2010 fourth quarter was driven by same store sales, acquisitions and new store openings; growth was partially offset by unfavorable foreign currency exchange.  Gross profit margin expansion of 210 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were positively impacted by improvement in the International businesses.

Fiscal 2010 Results for Sally Beauty Supply

•                  Sales of $1.8 billion, up 8.2% from fiscal year 2009.  The positive impact of favorable foreign currency exchange was $4.5 million or 0.3% of sales on a full year basis.

•                  Same store sales growth of 4.1% versus 2.1% in fiscal year 2009.

•                  U.S. and Canada represented 81% of segment sales versus 83% in fiscal 2009.

•                  Gross margin of 53.2%, up from 51.8% in fiscal 2009, a 140 basis point improvement.

•                  Segment earnings of $320.5 million, up 12.9% from $283.9 million in fiscal 2009.

•                  Segment operating margin increased by 80 basis points to 17.5% of sales from 16.7% in fiscal 2009.

•                  Net store base increased by 109 or 3.7% for total store count of 3,032. This increase is principally from organic store growth.

Sales growth in the fiscal 2010 fourth quarter was driven by same store sales, acquisitions, new store openings and favorable foreign currency exchange.  Gross profit margin was positively impacted by a shift in product and customer mix, low-cost sourcing initiatives and improvement in the International businesses.

Beauty Systems Group

Fiscal 2010 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $272.5 million, up 14.5% from $238.1 million in fiscal 2009.  The positive impact of favorable foreign currency exchange on net sales was $1.1 million, or 0.5% of sales.  Growth from acquisition-related revenue was 8.3%.

•                  Same store sales growth of 6.9% versus 0.4% in the fiscal 2009 fourth quarter.

•                  Gross margin of 40.5%, up 120 basis points from 39.3% in the fiscal 2009 fourth quarter.

•                  Segment earnings of $30.8 million, up 21.3% from $25.4 million in the fiscal 2009 fourth quarter.

•                  Segment operating margins increased by 60 basis points to 11.3% of sales from 10.7% in the fiscal 2009 fourth quarter.

Sales for the Beauty Systems Group were positively impacted by growth in same store sales, improvement in the BSG sales consultant business, acquisitions, and new store openings.  Segment earnings growth is primarily due to improvement in gross profit and synergies realized from the Schoeneman acquisition.

Fiscal 2010 Results for Beauty Systems Group

•                  Sales of $1,081.5 million, up 14.9% from $940.9 million in fiscal 2009.  The positive impact of favorable foreign currency exchange on net sales was $12.7 million, or 1.3% of sales.  Growth from acquisition-related revenue was 9.0%.

•                  Same store sales growth of 6.2% versus 1.0% in fiscal 2009

•                  Gross margin of 39.6%, up from 38.7% in fiscal 2009, a 90 basis point improvement.

•                  Segment earnings of $112.5 million, up 22.8% from $91.6 million in fiscal 2009.

•                  Segment operating margins increased to 10.4% of sales from 9.7% in fiscal 2009, a 70 basis point improvement.

•                  Net store base increased by 36 or 3.6% for total store count of 1,027 including 159 franchised locations.

•                  Total BSG distributor sales consultants at the end of fiscal 2010 were 1,051 versus 1,022 at the end of fiscal 2009.

Sales growth in fiscal year 2010 for the Beauty Systems Group was positively impacted from growth in same store sales, acquisitions, and new store openings.  Gross margin expansion was primarily due to improved sales and product mix, and expansion in new and existing territories.  Segment operating margin in fiscal 2010 expanded by 70 basis points to 10.4% from 9.7% in fiscal year 2009.  This operating profit margin expansion is principally due to improvement in gross profit, savings realized from the warehouse optimization project and synergies realized from the Schoeneman acquisition.

On October 1, 2010 BSG acquired Aerial Company Inc. (“Aerial”), based in Marinette, Wisconsin.  Aerial is a leading distributor of professional beauty supplies operating a network of 82 stores and approximately 70 direct sales consultants covering the Midwest region of the U.S.  This acquisition directly supports BSG’s strategy of extending distribution reach in important geographic regions.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8968 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 18, 2010 through November 27, 2010 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 175393.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,000 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2010, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2010	2009	% CHG	2010	2009	% CHG

Net sales	$747,797	$676,175	10.6%	$2,916,090	$2,636,600	10.6%
Cost of products sold and distribution expenses	381,781	356,359	7.1%	1,511,716	1,393,283	8.5%
Gross profit	366,016	319,816	14.4%	1,404,374	1,243,317	13.0%
Selling, general and administrative expenses (1)	258,464	231,486	11.7%	1,012,321	899,415	12.6%
Depreciation and amortization	14,137	12,206	15.8%	51,123	47,066	8.6%
Operating earnings	93,415	76,124	22.7%	340,930	296,836	14.9%
Interest expense (2) (3)	27,833	29,330	-5.1%	112,982	132,022	-14.4%
Earnings before provision for income taxes	65,582	46,794	40.2%	227,948	164,814	38.3%
Provision for income taxes	23,556	19,821	18.8%	84,120	65,697	28.0%
Net earnings	$42,026	$26,973	55.8%	$143,828	$99,117	45.1%

Net earnings per share:
Basic	$0.23	$0.15	53.3%	$0.79	$0.55	43.6%
Diluted	$0.23	$0.15	53.3%	$0.78	$0.54	44.4%

Weighted average shares:
Basic	182,119	181,790		181,985	181,691
Diluted	184,742	183,833		184,088	183,306

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	53.8%	51.7%	210	53.2%	51.8%	140
BSG Segment Gross Profit Margin	40.5%	39.3%	120	39.6%	38.7%	90
Consolidated Gross Profit Margin	48.9%	47.3%	160	48.2%	47.2%	100
Selling, general and administrative expenses	34.6%	34.2%	40	34.7%	34.1%	60
Operating Margin	12.5%	11.3%	120	11.7%	11.3%	40
Net Earnings Margin	5.6%	4.0%	160	4.9%	3.8%	110

Effective Tax Rate	35.9%	42.4%	(650)	36.9%	39.9%	(300)

(1)         Selling, general and administrative expenses include share-based compensation of $2.9 million and $1.8 million for the three months ended September 30, 2010 and 2009; and $12.8 million and $8.6 million for the twelve months ended September 30, 2010 and 2009, respectively.

(2)         Interest expense includes non-cash income of $3.6 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2009.

(3)         Interest expense, net of interest income of $0.2 million and $0.3 million for the twelve months ended September 30, 2010 and 2009, includes non-cash income of $2.4 million and $5.3 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2010 and 2009, respectively.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2010	2009	% CHG	2010	2009	% CHG
Net sales:
Sally Beauty Supply	$475,254	$438,045	8.5%	$1,834,631	$1,695,652	8.2%
Beauty Systems Group	272,543	238,130	14.5%	1,081,459	940,948	14.9%
Total net sales	$747,797	$676,175	10.6%	$2,916,090	$2,636,600	10.6%

Operating earnings:
Sally Beauty Supply	$84,713	$71,459	18.5%	$320,456	$283,872	12.9%
Beauty Systems Group	30,786	25,377	21.3%	112,495	91,604	22.8%
Segment operating earnings	$115,499	$96,836	19.3%	$432,951	$375,476	15.3%

Unallocated corporate expenses (1)	(19,177)	(18,893)	1.5%	(79,203)	(70,022)	13.1%
Share-based compensation	(2,907)	(1,819)	59.8%	(12,818)	(8,618)	48.7%
Interest expense	(27,833)	(29,330)	-5.1%	(112,982)	(132,022)	-14.4%
Earnings before provision for income taxes	$65,582	$46,794	40.2%	$227,948	$164,814	38.3%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.8%	16.3%	150	17.5%	16.7%	80
Beauty Systems Group	11.3%	10.7%	60	10.4%	9.7%	70
Consolidated operating profit margin	12.5%	11.3%	120	11.7%	11.3%	40

(1)           Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2010	2009	% CHG	2010	2009	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$42,026	$26,973	55.8%	$143,828	$99,117	45.1%
Add:
Depreciation and amortization	14,137	12,206	15.8%	51,123	47,066	8.6%
Share-based compensation (1)	2,907	1,819	59.8%	12,818	8,618	48.7%
Interest expense (2) (3)	27,833	29,330	-5.1%	112,982	132,022	-14.4%
Provision for income taxes	23,556	19,821	18.8%	84,120	65,697	28.0%
Adjusted EBITDA (Non-GAAP)	$110,459	$90,149	22.5%	$404,871	$352,520	14.9%

Net earnings (per GAAP)	$42,026	$26,973		$143,828	$99,117
Add (Less):
Marked-to-market adjustment for certain interest rate swaps (4)	—	(3,585)	-100.0%	(2,356)	(5,299)	-55.5%
Tax provisions for the marked-to-market adjustment (5)	—	1,434	-100.0%	895	2,120	-57.8%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$42,026	$24,822	69.3%	$142,367	$95,938	48.4%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.23	$0.14	64.3%	$0.78	$0.53	47.2%
Diluted	$0.23	$0.14	64.3%	$0.77	$0.52	48.1%

Weighted average shares:
Basic	182,119	181,790		181,985	181,691
Diluted	184,742	183,833		184,088	183,306

(1)         Share-based compensation for the twelve months ended September 30, 2010 and 2009 includes $2.5 million and $2.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         Interest expense includes non-cash income of $3.6 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2009.

(3)         Interest expense, net of interest income of $0.2 million and $0.3 million for the twelve months ended September 30, 2010 and 2009, includes non-cash income of $2.4 million and $5.3 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2010 and 2009, respectively.

(4)         Certain interest rate swap agreements were subject to a marked-to-market adjustments until their expiration in November 2009.

(5)         The tax provisions for the marked-to-market adjustments were calculated using an estimated effective tax rate of 38.0% for the twelve months ended September 30, 2010 and 40.0% for the three and twelve months ended September 30, 2009.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2010	2009	CHG

Number of stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,006	2,898	108
Franchise stores	26	25	1
Total Sally Beauty Supply	3,032	2,923	109
Beauty Systems Group:
Company-operated stores	868	829	39
Franchise stores	159	162	(3)
Total Beauty System Group	1,027	991	36
Total	4,059	3,914	145

BSG distributor sales consultants (end of period) (1)	1,051	1,022	29

	2010	2009	Basis Pt Chg
Fourth quarter company-operated same store sales growth (2)
Sally Beauty Supply	4.7%	3.1%	160
Beauty Systems Group	6.9%	0.4%	650
Consolidated	5.3%	2.4%	290

Fiscal year company-operated same store sales growth (2)
Sally Beauty Supply	4.1%	2.1%	200
Beauty Systems Group	6.2%	1.0%	520
Consolidated	4.6%	1.8%	280

(1)         Includes 395 and 300 distributor sales consultants as reported by our franchisees as of September 30, 2010 and 2009, respectively.

(2)         Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented, but does not generally include stores relocated.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	September 30,
	2010	2009
Financial condition information (at period end):
Working capital	$387,123	$341,733
Cash and cash equivalents	59,494	54,447
Property and equipment, net	168,119	151,252
Total assets	1,589,412	1,490,732
Total debt, including capital leases	1,562,636	1,677,530
Total stockholders’ (deficit) equity	(461,272)	(615,451)

	As of September 30, 2010	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$—	(i) Prime + up to 0.50% or (ii) Libor + 1.0-1.5%
Senior Term A Loan (1)	—
Senior Term B Loan (2)	843,856	(i) Prime + 1.25-1.5% or (ii) Libor + 2.25-2.5%
Other (3)	6,675	4.05% to 6.75%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	275,000	10.50%
Total debt	$1,555,531

Debt maturities excluding capital leases (4)
FY2011	$2,685
FY2012	10,278
FY2013	10,145
FY2014	827,326
FY2015	430,097
Thereafter	275,000
Total debt	$1,555,531

(1)         In November 2010, the Company replaced the ABL facility with a new ABL facility which has a 5-year maturity, contains substantially the same commitments for additional borrowing as the previous ABL facility and provides for interest at Prime plus 1.25% to 1.75% or LIBOR plus 2.25% to 2.75%.

(2)         The Senior Term A loan was prepaid in full during the fiscal year 2010.

(3)         The interest rates on $300.0 million of these loans are fixed by interest rate swaps which expire in May 2012.

(4)         Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group NV.

(5)         Amounts shown for specific years do not reflect payments that might be required after fiscal year 2011 as a result of the excess cash-flows test of the Term Loans.